Exhibit 99.1
For Financial Inquiries:
Sybase Investor Relations
Charlie Chen
(925) 236-6015
charlie@sybase.com
Lynne Farris
(925) 236-8797
lynne.farris@sybase.com
For Press Inquiries:
Sybase Public Relations
Crystal Lu
(925) 236-6431
crystal.lu@sybase.com
SYBASE REPORTS RECORD THIRD QUARTER RESULTS,
DRIVEN BY 11% REVENUE GROWTH
Database License Revenue Up 15% Year over Year
Messaging Revenue Up 30% Year over Year
Management Raises Full-Year Revenue, Earnings, and Cash Flow Guidance
DUBLIN, Calif. — October 21, 2008— Sybase, Inc. (NYSE: SY), the largest enterprise software and services company exclusively focused on managing and mobilizing information, today reported financial results for the third quarter ended September 30, 2008.
Highlights:
w	Total revenue of $284.0 million, up 11% year over year

w	Database license revenue increased 15% year over year

w	Messaging revenue increased 30% year over year

w	GAAP operating margin of 19%, versus 17% a year ago; non-GAAP operating margin of 24%, versus 22% a year ago

w	GAAP net income of $34.7 million, up 2% year over year; GAAP EPS up 8% year over year

w	Non-GAAP net income of $47.2 million, up 10% year over year; non-GAAP EPS up 17% year over year

w	Cash flow from operations of $53.7 million, up 14% year over year

w	Management raises full-year guidance for revenue, earnings, and cash flow from operations

2008 Third Quarter Results
Total revenue for the third quarter of 2008 increased 11% to $284.0 million from $255.3 million in the third quarter of 2007. License revenue grew 9% to $92.9 million from $85.1 million in the third quarter of 2007. Services revenue increased 8% to $146.3 million from $135.8 million a year ago. Messaging revenue grew 30% to $44.7 million from $34.3 million a year ago.
For the third quarter, operating income calculated in accordance with generally accepted accounting principles (GAAP) increased 19% year over year to $52.9 million, representing an operating margin of 19%. This compares with GAAP operating income of $44.6 million and an operating margin of 17% a year ago.
GAAP net income increased 2% year over year to $34.7 million from $34.1 million a year ago. GAAP earnings per diluted share (EPS) increased 8% to $0.40 for the 2008 third quarter from $0.37 for the third quarter of 2007.
Non-GAAP operating income for the third quarter increased 18% year over year to $67.7 million, representing a 24% operating margin. This compares with non-GAAP operating income of $57.3 million, representing a 22% operating margin, in the 2007 third quarter.
Non-GAAP net income for the 2008 third quarter increased 10% to $47.2 million from $42.8 million for the third quarter of 2007. Non-GAAP EPS for the 2008 third quarter increased 17% to $0.55 from $0.47 for the third quarter of 2007.
Non-GAAP amounts exclude the amortization of certain purchased intangibles, stock-based compensation, restructuring costs, charges related to the impairment of auction rate securities, and the tax effect of these and related items. Accompanying this release is a reconciliation from GAAP to non-GAAP amounts for the third quarter of 2008.
“I am extremely pleased with our ongoing momentum in the market and our fourth consecutive quarter of record performance. Our success is attributable to strength in our core database products and messaging services, as well as our diverse business model,” stated John Chen, chairman, CEO and president of Sybase.
Added Mr. Chen, “Customers are responding well to our new productivity-enhancing solutions, such as risk analytics, enterprise mobile computing, mobile banking, and mobile commerce. Our Unwired Enterprise strategy is key to our strong competitive position and expanding market share in today’s macro-economic climate.

“The company’s strong business pipeline, combined with our proven ability to execute, enable us to raise our 2008 financial targets for the third time this year,” concluded Mr. Chen.
Balance Sheet and Other Data
At September 30, 2008, Sybase reported $583.9 million in cash and cash investments, including long-term cash investments of $19.3 million and restricted cash of $3.3 million. In the third quarter, the company generated $53.7 million in cash flow from operations.
Guidance
For the fourth quarter ending December 31, 2008, management anticipates total revenue in the range of $295 million to $305 million. Management anticipates non-GAAP fully diluted EPS in the range of $0.60 to $0.62 and GAAP EPS in the range of $0.51 to $0.53.
Management is raising guidance for full-year 2008 revenue, earnings, and cash flow from operations due to the company’s stronger-than-expected performance in the third quarter of 2008. Management now anticipates total revenue in the range of $1.122 billion to $1.132 billion. Non-GAAP EPS is now anticipated in the range of $2.02 to $2.04, and GAAP EPS is anticipated in the range of $1.54 to $1.56. Management now anticipates cash flow from operations to exceed $250 million.
The company’s updated guidance also accounts for an adverse foreign currency impact based on current exchange rates compared to exchange rates at the time the company previously provided full-year guidance on July 23, 2008.
Accompanying this release is a reconciliation from projected GAAP to non-GAAP amounts for the estimated 2008 fourth quarter and full year results.
Conference Call and Webcast Information
The Sybase 2008 third quarter conference call and simultaneous Webcast is scheduled to begin at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time on Tuesday, October 21, 2008. To access the live Webcast, please visit www.fulldisclosure.com or Sybase’s Website at www.sybase.com at least 20 minutes prior to the call to download any necessary audio or plug-in software. A telephone replay will be available approximately two hours after the conference call ends and will be available until 10:00 p.m. Pacific Time on October 28, 2008. To access the replay, please dial (888) 203-1112 for domestic access and (719) 457-0820 for international callers; the access code for the telephone replay is 2021094. Additionally, the archived Webcast will be available through January 21, 2009 at http://www.sybase.com/about_sybase/investorrelations.

About Sybase, Inc.
Sybase is the largest enterprise software and services company exclusively focused on managing and mobilizing information. With our global solutions, enterprises can extend their information securely and make it useful for people anywhere using any device. The world’s most critical data in commerce, finance, government, and healthcare runs on Sybase. For more information, visit the Sybase Website at http://www.sybase.com.
Forward-Looking Statements
Certain statements in this release concerning Sybase, Inc. and its prospects and future growth are forward-looking and involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially from those suggested by these forward-looking statements include, but are not limited to, the performance of the global economy and growth in software industry sales; market acceptance of the company’s products and services; customer and industry analyst perception of the company and its technology vision and future prospects; the success of certain business combinations engaged in by the company or by competitors; political unrest or acts of war; possible disruptive effects of organizational or personnel changes; and other factors described in Sybase, Inc.’s reports filed with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007 and its quarterly reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008.
Note Regarding Non-GAAP Financial Measures
In addition to our GAAP results, Sybase discloses adjusted operating income, net income and net income per share, referred to respectively as “non-GAAP operating income”, “non-GAAP net income”, and “non-GAAP net income per diluted share”. These items, which are collectively referred to as “Non-GAAP Measures”, exclude the impact of stock-based compensation, the amortization of acquisition-related intangible assets, restructuring costs, non-cash charges related to the impairment of auction rate securities (“ARS”), and the tax effect of these and related items. From time to time, subject to the review and approval of the audit committee of the Board of Directors, we may make other adjustments for expenses and gains that we do not consider reflective of core operating performance in a particular period and may modify the Non-GAAP Measures by excluding these expenses and gains. The Non-GAAP Measures for our Q3 2008 results and full-year 2008 guidance exclude impairment charges for reductions in the carrying value of our auction rate securities.
We define our core operating performance to be the revenues recorded in a particular period and the expenses incurred within that period which management has the capability of directly affecting in order to drive operating income. Non-cash stock-based compensation, amortization of acquisition-related intangible assets, restructuring charges and impairment charges to our ARS are excluded from our core operating performance because the decisions which gave rise to these expenses were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods. While strategic decisions, such as the decisions to issue stock-based compensation, to acquire a company or to restructure the organization, are made to further our long-term strategic objectives and do impact our income statement under GAAP, these items affect multiple periods and management is not able to change or affect these items within any particular period. As such, supplementing GAAP disclosure with non-GAAP disclosure using the Non-GAAP Measures provides management with an additional view of operational performance by excluding expenses that are not directly related to performance in any particular period. Therefore, we exclude these impacts in our planning, monitoring, evaluation and reporting of our underlying revenue-generating operations for a particular period.
Prior to the adoption of Financial Accounting Standards Board Statement 123 Revised “Share-based Payment” (“FAS 123R”) on January 1, 2006, our practice was to exclude stock-based compensation internally to evaluate performance and we presented investors with certain Non-GAAP Measures. With the adoption of FAS 123R, we continue to believe that Non-GAAP Measures can provide relevant disclosure to investors as contemplated by Staff Accounting Bulletin 107 (“SAB 107”) and we have presented Non-GAAP Measures that exclude stock-based compensation, amortization of acquisition-related intangible assets, impairment charges to ARS, restructuring costs and the related tax effects. While these items (other than restructuring) are recurring and affect GAAP net income, we do not use them to assess our operational performance for any particular period because (a) these items affect multiple periods and are unrelated to business performance in a particular period; (b) we are not able to change these items in any particular period; and (c) these items do not contribute to the operational performance of our business for any particular period.
We also use Non-GAAP Measures to operate the business because the excluded expenses are not under the control of, and accordingly are not used in evaluating the performance of, operations personnel within their respective areas of responsibility. In the case of stock-based compensation expense, the award of stock options is governed by the stock committee of the Board of Directors and, in the case of acquisition-related intangible assets; acquisitions arise from strategic decisions which are not the responsibility of most levels of operational management. The restructuring charges, like our stock-based compensation charges, amortization of acquisition-related intangible assets and write-downs to ARS, are excluded in management’s internal evaluations of our operating results and are not considered for management compensation purposes.

In the case of stock-based compensation, our compensation strategy is to use stock-based compensation to attract and retain key employees and executives. It is principally aimed at long term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational performance in any particular period. We use annual cash incentive payouts for executives and other employees to motivate and reward the achievement of short-term operational objectives.
We view amortization of acquisition-related intangible assets, such as the amortization of an acquired company’s research and development efforts, customer lists and customer relationships, as items arising from pre-acquisition activities. These are costs that are determined at the time of an acquisition. While it is continually viewed for impairment, amortization of the cost is a static expense, one that is typically not affected by operations during any particular period and does not contribute to operational performance for any particular period.
The cost of restructure charges are excluded in our Non-GAAP Measures because they are significantly different in magnitude and character from routine personnel and facility adjustments that management makes when monitoring and conducting the Company’s core operations during any particular period. We have not undertaken restructuring since 2004 and amounts included in cost of restructure in 2006 and subsequently reflect lease termination costs from previously announced restructuring efforts. Our previous restructuring activities and related expenses were not related to operating performance for any particular period, and were not subject to change by management in any particular period. Instead, the prior restructuring was intended to align our business model and expense structure to our position in the market.
The liquidity and fair value of our investments in marketable securities, including auction rate securities, have been negatively impacted by the uncertainty in the credit markets and failed auctions due to a lack of marketability of these securities. As a result, we recorded impairment charges to reduce the carrying value of our ARS investments. The impairment charges related to our ARS investments have been excluded from our non-GAAP results of operations. These impairment charges are excluded from management’s assessment of our operating performance because management believes that they are not indicative of our ongoing business operations. We believe that the exclusion of these unique charges provide investors an enhanced view of our operations and facilitates comparisons with the results of other periods that do not reflect such charges.

Our historical non-GAAP effective tax rates differ from our GAAP effective tax rates because of (i) the exclusion of the amortization of acquisition-related intangible assets, stock-based compensation expenses and restructuring costs described above, (ii) the exclusion of certain acquired tax attributes, and (iii) the resulting impact on the realization of the Company’s other tax assets. We exclude the impact of these discrete tax items from our non-GAAP income tax provision or benefit because management believes that they are not indicative of our ongoing business operations.
Because the Non-GAAP Measures are not calculated in accordance with GAAP, they are used by our management as a supplement to, and not an alternative to, or superior to, financial measures calculated in accordance with GAAP. There are a number of limitations on the Non-GAAP Measures, including the following:
•	These Non-GAAP Measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used or reported by other software or technology companies.

•	The Non-GAAP Measures do not reflect all costs associated with our operations determined in accordance with GAAP. For example:
Non-GAAP operating margin performance and non-GAAP net income do not include stock compensation expense related to equity awards granted to our workforce. Our stock incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results under FAS 123R. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards is excluded from our non-GAAP measures.
Although amortization of acquisition-related intangible assets does not directly impact our current cash position, such expense represents the declining value of the technology or other intangible assets that we have acquired. These assets are amortized over their respective expected economic lives or impaired, if appropriate. The expense associated with this decline in value is excluded from our non-GAAP measures and therefore non-GAAP measures do not include the costs of acquired intangible assets that supplement our research and development.
Restructuring charges in 2006 and subsequently primarily represent lease termination costs associated with restructuring activities that commenced in 2004 and before. Most of the charges are cash expenditures, which are excluded from our Non-GAAP Measures.
•	Excluded expenses for stock-based compensation and amortization of acquisition-related intangible assets will continue to recur and impact the Company’s GAAP results. While restructuring costs are non-recurring activities, their occasional occurrence will impact GAAP results. As such, the Non-GAAP Measures should not be construed as an inference that the excluded items are unusual, infrequent or non-recurring.
Management compensates for these limitations by relying on these Non-GAAP Measures only as a supplement to the Company’s GAAP results.

SYBASE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
(In thousands, except share and per share data)	(Unaudited)
Current assets:
Cash and cash equivalents	$558,699	$604,808
Short-term investments	2,537	93,462

Total cash, cash equivalents and short-term cash investments	561,236	698,270

Restricted cash	3,341	3,424
Accounts receivable, net	234,298	245,267
Deferred income taxes	41,778	37,979
Prepaid income taxes	—	17,604
Other current assets	33,061	25,182

Total current assets	873,714	1,027,726

Long-term cash investments	19,348	36,637
Property, equipment and improvements, net	67,123	64,841
Deferred income taxes	2,558	10,038
Capitalized software, net	81,210	74,278
Goodwill, net	541,548	533,339
Other purchased intangibles, net	120,866	130,608
Other assets	33,638	36,016

Total assets	$1,740,005	$1,913,483

Current liabilities:
Accounts payable	$31,273	$30,290
Accrued compensation and related expenses	63,640	63,852
Accrued income taxes	14,166	273
Other accrued liabilities	114,170	124,849
Deferred revenue	199,051	203,734

Total current liabilities	422,300	422,998

Other liabilities	45,506	44,669
Deferred income taxes	11,863	14,115
Long-term tax liability	30,807	30,807
Long-term deferred revenue	3,344	4,937
Minority interest	5,140	5,147
Convertible subordinated notes	460,000	460,000

Total stockholders’ equity	761,045	930,810

Total liabilities and stockholders’ equity	$1,740,005	$1,913,483

SYBASE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2008	2007	2008	2007
Revenues:
License fees	$92,939	$85,141	$261,578	$231,941
Services	146,295	135,838	432,286	400,719
Messaging	44,744	34,287	132,975	97,666

Total revenues	283,978	255,266	826,839	730,326

Costs and expenses:
Cost of license fees	18,151	12,667	47,818	38,503
Cost of services	40,225	38,684	122,185	116,965
Cost of messaging	28,107	21,428	80,618	59,223
Sales and marketing	70,347	64,415	212,912	193,906
Product development and engineering	37,451	38,739	109,059	114,412
General and administrative	32,831	31,231	102,969	95,407
Amortization of other purchased intangibles	3,920	3,445	11,009	10,291
Cost (Reversal) of restructure	39	17	58	(30)

Total costs and expenses	231,071	210,626	686,628	628,677

Operating income	52,907	44,640	140,211	101,649

Interest income and expense and other, net	(285)	5,710	2,354	15,857
Minority interest	(21)	—	7	(20)

Income before income taxes	52,601	50,350	142,572	117,486

Provision for income taxes	17,864	16,220	51,291	42,180

Net income	$34,737	$34,130	$91,281	$75,306

Basic net income per share	$0.44	$0.38	$1.10	$0.83

Shares used in computing basic net income per share	79,245	89,655	82,868	90,565

Diluted net income per share	$0.40	$0.37	$1.01	$0.81

Shares used in computing diluted net income per share	86,488	91,714	89,972	92,749

NON-GAAP RESULTS RECONCILED TO GAAP RESULTS
The following tables reflect selected Sybase non-GAAP results reconciled to GAAP results (in 000s except percentage and per share amounts) :

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating Income

GAAP operating income	52,907	44,640	140,211	101,649
Plus:
Amortization of acquisition-related intangible assets	8,979	6,859	23,204	20,363
Stock-based compensation expense	5,752	5,788	16,845	17,021
Cost (Reversal) of restructure	39	17	58	(30)

Non-GAAP operating income	$67,677	$57,304	$180,318	$139,003

Net Income

GAAP net income	34,737	34,130	91,281	75,306
Plus:
Amortization of acquisition-related intangible assets	8,979	6,859	23,204	20,363
Stock-based compensation expense	5,752	5,788	16,845	17,021
Cost (Reversal) of restructure	39	17	58	(30)
Impairment loss on auction rate securities	3,267	—	9,552	—
Less:
Incremental income taxes associated with certain Non-GAAP items	(5,006)	(3,984)	(14,797)	(10,714)
Credit received on purchased assets	(555)	—	(555)	—

Non-GAAP net income	$47,213	$42,810	$125,588	$101,946

Net Income Per Diluted Share

GAAP net income per diluted share	$0.40	$0.37	$1.01	$0.81
Plus:
Amortization of acquisition-related intangible assets	0.10	0.07	0.26	0.22
Stock-based compensation expense	0.07	0.06	0.19	0.18
Cost (Reversal) of restructure	0.00	0.00	0.00	(0.00)
Impairment loss on auction rate securities	0.04	—	0.11	—
Less:
Incremental income taxes associated with certain Non-GAAP items	(0.06)	(0.04)	(0.16)	(0.12)
Credit received on purchased assets	(0.01)	—	(0.01)	—

Non-GAAP net income per diluted share	$0.55	$0.47	$1.40	$1.10

Shares used in computing diluted net income per share	86,488	91,714	89,972	92,749
CLASSIFICATION OF STOCK-BASED COMPENSATION EXPENSE
The following table shows the classification of stock-based compensation expense (in 000s):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Cost of services	347	400	1,012	1,115
Cost of messaging	132	121	350	431
Sales and marketing	1,429	1,346	4,145	3,818
Product development and engineering	746	763	2,143	2,105
General and administrative	3,098	3,158	9,195	9,552

Total	$5,752	$5,788	$16,845	$17,021
CLASSIFICATION OF AMORTIZATION OF PURCHASED INTANGIBLES
The following table shows the classification of amortization of purchased intangibles expense (in 000s):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Cost of license fees	3,997	2,477	9,113	7,288
Cost of messaging	1,062	937	3,082	2,784
Amortization of other purchased intangibles	3,920	3,445	11,009	10,291

Total	$8,979	$6,859	$23,204	$20,363

SYBASE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
(Dollars in thousands)	2008	2007
Cash flows from operating activities:
Net income	$91,281	$75,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,341	64,802
Minority interest in income of subsidiaries	(7)	20
Loss on disposal of assets	5	20
Impairment of investment in auction rate securities	9,552	—
Deferred income taxes	1,429	(3,541)
Stock-based compensation — restricted stock	7,583	6,554
Stock-based compensation — all other	9,262	10,467
Excess tax benefit from stock-based compensation plans	(8,970)	(3,171)
Amortization of note issuance costs	1,477	1,477
Changes in assets and liabilities:
Accounts receivable	11,003	11,956
Prepaid income taxes	17,604	—
Other current assets	(3,814)	(3,846)
Other assets — operating	805	2,635
Accounts payable	983	6,573
Accrued compensation and related expenses	(212)	(301)
Accrued income taxes	13,335	13,313
Other accrued liabilities	(13,290)	(13,027)
Deferred revenues	(6,276)	1,857
Other liabilities	1,899	(541)

Net cash provided by operating activities	210,990	170,553

Cash flows from investing activities:
(Increase) Decrease in restricted cash	83	(95)
Purchases of available-for-sale cash investments	(16,332)	(231,304)
Maturities of available-for-sale cash investments	35,870	136,462
Sales of available-for-sale cash investments	80,982	119,735
Business combinations, net of cash acquired	(27,372)	(6,502)
Purchases of property, equipment and improvements	(26,013)	(16,533)
Proceeds from sale of property, equipment, and improvements	22	44
Capitalized software development costs	(38,885)	(27,474)
(Increase) Decrease in other assets — investing	91	(184)

Net cash provided by (used for) investing activities	8,446	(25,851)

Cash flows from financing activities:
Repayments of long-term obligations	(397)	(136)
Payments on capital lease	(394)	(1,276)
Net proceeds from the issuance of common stock and reissuance of treasury stock	47,711	23,096
Purchases of treasury stock	(300,737)	(91,421)
Excess tax benefit from stock-based compensation plans	8,970	3,171

Net cash used for financing activities	(244,847)	(66,566)

Effect of exchange rate changes on cash	(20,698)	19,655

Net increase (decrease) in cash and cash equivalents	(46,109)	97,791
Cash and cash equivalents, beginning of year	604,808	355,303

Cash and cash equivalents, end of period	$558,699	$453,094

SYBASE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS BY SEGMENT
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008
(UNAUDITED)

	Infrastructure	iAnywhere			Consolidated
(In thousands, except per share data)	Platform Group	Solutions	Sybase 365	Eliminations	Total
Revenues:
License fees
Infrastructure	$67,432	$165	$5	$—	$67,602
Mobile and Embedded	9,501	15,836	—	—	25,337

Subtotal license fees	76,933	16,001	5	—	92,939
Intersegment license revenues	154	7,904	—	(8,058)	—

Total license fees	77,087	23,905	5	(8,058)	92,939

Services
Direct service revenue	135,115	10,873	307	—	146,295
Intersegment service revenues	121	8,435	—	(8,556)	—

Total services	135,236	19,308	307	(8,556)	146,295

Messaging
Direct messaging revenue	8	—	44,736	—	44,744
Intersegment messaging revenues	—	—	7	(7)	—

Total messaging	8	—	44,743	(7)	44,744

Total revenues	212,331	43,213	45,055	(16,621)	283,978

Total allocated costs and expenses before cost of restructure and amortization of other purchased intangibles and purchased technology	158,548	33,876	40,498	(16,621)	216,301

Operating income before cost of restructure and amortization of other purchased intangibles and purchased technology	53,783	9,337	4,557	—	67,677

Cost of restructure - 2008 Activity	39	—	—	—	39
Amortization of other purchased intangibles	527	1,023	2,370	—	3,920
Amortization of purchased technology	403	3,594	1,062	—	5,059

Operating income before unallocated costs	$52,814	$4,720	$1,125	$—	$58,659

Other unallocated costs					5,752

Operating income after unallocated costs					52,907

Interest income and expense and other, net					(285)
Minority interest					(21)

Income before income taxes					52,601

Provision for income taxes					17,864

Net income					$34,737

Basic net income per share					$0.44

Shares used in computing basic net income per share					79,245

Diluted net income per share					$0.40

Shares used in computing diluted net income per share					86,488

SYBASE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS BY SEGMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
(UNAUDITED)

	Infrastructure	iAnywhere			Consolidated
(In thousands, except per share data)	Platform Group	Solutions	Sybase 365	Eliminations	Total
Revenues:
License fees
Infrastructure	$188,038	$276	$72	$—	$188,386
Mobile and Embedded	23,659	49,533	—	—	73,192

Subtotal license fees	211,697	49,809	72	—	261,578
Intersegment license revenues	319	19,703	—	(20,022)	—

Total license fees	212,016	69,512	72	(20,022)	261,578

Services
Direct service revenue	398,717	32,185	1,384	—	432,286
Intersegment service revenues	185	25,160	—	(25,345)	—

Total services	398,902	57,345	1,384	(25,345)	432,286

Messaging
Direct messaging revenue	22	—	132,953	—	132,975
Intersegment messaging revenues	—	—	19	(19)	—

Total messaging	22	—	132,972	(19)	132,975

Total revenues	610,940	126,857	134,428	(45,386)	826,839

Total allocated costs and expenses before cost of restructure and amortization of other purchased intangibles and purchased technology	467,841	103,158	120,908	(45,386)	646,521

Operating income before cost of restructure and amortization of other purchased intangibles and purchased technology	143,099	23,699	13,520	—	180,318

Cost of restructure - 2008 Activity	99	—	—	—	99
Amortization of other purchased intangibles	1,581	3,069	6,359	—	11,009
Amortization of purchased technology	1,209	7,904	3,082	—	12,195

Operating income before unallocated costs	$140,210	$12,726	$4,079	$—	$157,015

Other unallocated costs					16,804

Operating income after unallocated costs					140,211

Interest income and expense and other, net					2,354
Minority interest					7

Income before income taxes					142,572

Provision for income taxes					51,291

Net income					$91,281

Basic net income per share					$1.10

Shares used in computing basic net income per share					82,868

Diluted net income per share					$1.01

Shares used in computing diluted net income per share					89,972

NON-GAAP RESULTS RECONCILED TO GAAP RESULTS — SEGMENTS
The following table reflects non-GAAP operating income before unallocated costs reconciled to GAAP results for each Sybase segment ( in 000s except percentage and per share amounts ) :

	Three Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2008
	Infrastructure	iAnywhere		Infrastructure	iAnywhere
	Platform Group	Solutions	Sybase 365	Platform Group	Solutions	Sybase 365

Operating Income Before Unallocated Costs

GAAP operating income before unallocated costs	52,814	4,720	1,125	140,210	12,726	4,079
Plus:
Amortization of acquisition-related intangible assets	930	4,617	3,432	2,790	10,973	9,441
Cost of restructure	39	—	—	99	—	—

Non-GAAP operating income before unallocated costs	$53,783	$9,337	$4,557	$143,099	$23,699	$13,520

SYBASE, INC.
Reconciliation of GAAP-based EPS to Non-GAAP EPS
for the three months ended December 31, 2008
(unaudited)

GAAP-based EPS	$0.51	$0.53

Amortization of purchased intangibles	0.08	0.08
Amortization of stock compensation expense	0.06	0.06
Income tax effect of above adjustments	(0.05)	(0.05)
Income tax effect due to differences between the GAAP and non-GAAP effective tax rate	0.00	0.00

Non-GAAP EPS	$0.60	$0.62

Please see “Note Regarding Non-GAAP Financial Measures” for important information regarding Non-GAAP Financial Measures.
SYBASE, INC.
Reconciliation of GAAP-based EPS to Non-GAAP EPS
for the twelve months ended December 31, 2008
(unaudited)

GAAP-based EPS	$1.54	$1.56

Amortization of purchased intangibles	0.34	0.34
Amortization of stock compensation expense	0.25	0.25
Impairment of Auction Rate Securities	0.11	0.11
Income tax effect of above adjustments	(0.21)	(0.21)
Income tax effect due to differences between the GAAP and non-GAAP effective tax rate	(0.01)	(0.01)

Non-GAAP EPS	$2.02	$2.04

Please see “Note Regarding Non-GAAP Financial Measures” for important information regarding Non-GAAP Financial Measures.